                                                    Thompson Coburn LLP

                                                                                                                                                                        Attorneys at Law

                                                                                                                                                                         One US Bank Plaza

                                                                                                                                                                         St. Louis, Missouri 63101

                                                                                                                                                                         314-552-6000

                                                                                                                                                                         FAX 314-552-7000

                                                                                                                                                                         www.thompsoncoburn.com

August 11, 2005

YieldQuest Funds Trust

3575 Piedmont Road

Suite 1550

Atlanta, GA  30309

Dear Gentlemen:

              YieldQuest Funds Trust (the “Trust”) was established as a business trust under the laws of the State of Delaware under a Certificate of Trust dated May 9, 2005.  The Trust is an open-end management investment company.  The Trust, on behalf of its initial series, YieldQuest Core Equity Fund, YieldQuest Total Return Bond Fund and YieldQuest Tax-Exempt Bond Fund (each a “Fund” and, collectively, the “Funds”) has filed a Registration Statement on Form N-1A with the Securities and Exchange Commission, as amended (SEC File No. 333-125172; 811-21771) (the “Registration Statement”), to register an unlimited number of shares of beneficial interest (the “Shares”).  You have requested our opinion regarding certain matters in connection with the issuance by the Trust of the Shares of each Fund.

              We have, as counsel, examined originals, or copies certified or otherwise identified to our satisfaction, of the Fund’s Agreement and Declaration of Trust, By-Laws, minutes of meetings of its Board of Trustees, and such other proceedings, documents and records and considered such questions of law as we deemed necessary to enable us to render the opinion hereinafter expressed.

Based upon the foregoing, we are of the opinion that when the Shares are issued and paid for in accordance with the terms of the Trust’s Agreement and Declaration of Trust and By-Laws, after the Registration Statement has been declared effective and the authorized consideration therefor is received by the Fund, the Shares will be legally issued, fully paid and non-assessable by the Fund. We express no opinion as to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and applicable state laws regulating the offer and sale of securities.

                 We hereby consent to the filing of this opinion in connection with Pre-Effective Amendment No. 1 to the Registration Statement to be filed with the Securities and Exchange Commission.

                                                                                            Sincerely yours,

                                                                                            /s/ THOMPSON COBURN LLP